Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-121232) pertaining to the Knoll, Inc. 1996 Stock Incentive Plan, Knoll, Inc. 1997 Stock Incentive Plan, Knoll, Inc. 1999 Stock Incentive Plan, Knoll, Inc. Employee Stock Purchase Plan and The Knoll Retirement Savings Plan, of our report dated January 28, 2005, with respect to the consolidated financial statements and schedule of Knoll, Inc. included in the Annual Report (Form 10-K) for the year ended December 31, 2004.

/s/ Ernst & Young LLP

Philadelphia, Pennsylvania

March 29, 2005